Exhibit 99.3

Tap Rock AcquisitionCo, LLC

Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021 and for the Years Ended December 31, 2022 and December 31, 2021

Tap Rock AcquisitionCo, LLC

Consolidated Financial Statements

As of December 31, 2022 and December 31, 2021 and for the Years Ended December 31, 2022 and December 31, 2021

Page(s)

Index	1

Report of Independent Auditors	2-3

Consolidated Financial Statements and notes

Consolidated Balance Sheets	4

Consolidated Statements of Operations	6

Consolidated Statements of Changes in Equity	7

Consolidated Statements of Cash Flows	8

Notes to Consolidated Financial Statements	8–28

Report of Independent Auditors

To the Board of Managers

Tap Rock AcquisitionCo, LLC

We have audited the consolidated financial statements of Tap Rock AcquisitionCo, LLC, (the Company) which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

August 31, 2023

Tap Rock AcquisitionCo, LLC

Consolidated Balance Sheets

Years Ending December 31, 2022 and December 31, 2021

(in thousands of dollars)

	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$5,256	$4,685
Accounts receivable trade, net of allowance for doubtful accounts of $113 and $68, respectively	116,120	129,126
Accounts receivable, affiliates	2,934	2,157
Other	14,195	9,482
Total current assets	138,505	145,450

Long-term assets
Proved oil and natural gas property, net, full cost method	1,023,047	907,211
Unevaluated oil and natural gas property	16,963	20,181
Other property	26,010	15,187
Lease right-of-use asset	2,136	-
Total assets	$1,206,661	$1,088,029

Liabilities and equity
Current liabilities
Accounts payable	24,360	56,780
Accrued liabilities	70,197	74,691
Commodity derivative liability	10,245	15,580
Royalties payable	42,894	62,526
Deferred revenue	4,501	4,501
Term loan, current portion	7,000	7,000
Lease liability	1,010	-
Total current liabilities	160,207	221,078

Tap Rock AcquisitionCo, LLC

Consolidated Balance Sheets

As of December 31, 2022 and December 31, 2021

(in thousands of dollars)

Long-term liabilities
Term loan, net	8,659	15,615
Deferred revenue	48,391	52,892
Commodity derivative liability	-	6,452
Asset retirement obligation	3,943	3,161
Lease liability	1,127	-
Total long-term liabilities	62,120	78,120

Commitments and contingent liabilities (see Note 11)

Net parent investment	964,358	769,881
Non-controlling interest	19,976	18,950
Total equity	984,334	788,831
Total liabilities and equity	$1,206,661	$1,088,029

The accompanying notes are an integral part of these consolidated financial statements.

Tap Rock AcquisitionCo, LLC

Consolidated Statements of Operations

Years Ending December 31, 2022 and December 31, 2021

(in thousands of dollars)

	Year ended December 31,
	2022	2021
Revenues
Oil, natural gas, and NGL	$1,069,308	$704,778
Other	2,051	4,443
Total operating revenue	1,071,359	709,221

Expenses
Lease operating	138,410	86,173
Production taxes	90,034	60,036
Transportation, processing, and gathering	20,859	11,802
Depletion, depreciation, and accretion of ARO	160,103	140,264
General and administrative	32,511	17,850
Total operating expenses	441,917	316,125
Total operating income	629,442	393,096

Other expense
Commodity derivatives loss, net	(125,580)	(432,581)
Interest expense	(23,759)	(10,563)
Net income (loss)	$480,103	$(50,048)
Net income attributable to non-controlling interest	19,792	8,371
Net income (loss) attributable to Tap Rock AcquisitionCo	$460,311	$(58,419)

The accompanying notes are an integral part of these consolidated financial statements.

Tap Rock AcquisitionCo, LLC

Consolidated Statements of Changes in Equity

As of December 31, 2022 and December 31, 2021

(in thousands of dollars)

	Net parent investment	Non- controlling interests	Total
Balance at December 31, 2020	$523,009	$26,968	$549,977

Contributions from non-controlling interests	-	7	$7

Distributions to non-controlling interests	-	(16,396)	$(16,396)

Net transfers from parent	305,291	-	$305,291

Net income (loss)	(58,419)	8,371	$(50,048)

Balance at December 31, 2021	$769,881	$18,950	$788,831

Distributions to non-controlling interests	-	(18,766)	$(18,766)

Net transfers to parent	(265,834)	-	$(265,834)

Net income	460,311	19,792	$480,103

Balance at December 31, 2022	$964,358	$19,976	$984,334

The accompanying notes are an integral part of these consolidated financial statements.

Tap Rock AcquisitionCo, LLC

Consolidated Statements of Cash Flows

Years Ending December 31, 2022 and December 31, 2021

(in thousands of dollars)

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities
Net income (loss)	$480,103	$(50,048)
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized (gain) loss on derivatives	(142,449)	206,559
Depletion, depreciation, amortization and accretion of ARO	160,103	140,264
Amortization of debt issuance costs	1,354	763
Stock-based compensation	20,228	-
Changes in operating assets and liabilities:
Accounts receivable	12,229	(93,341)
Other assets	(6,850)	(6,056)
Accounts payable and other current liabilities	(49,911)	84,371
Accrued liabilities	17,820	15,027
Deferred revenue	(4,501)	(4,501)
Net cash provided by operating activities	488,126	293,038

Cash flows from investing activities
Acquisition of proved and unproved oil and gas properties	(47,987)	(11,092)
Expenditures for oil and natural gas properties and equipment	(246,246)	(371,822)
Expenditures for other property and equipment	(10,846)	(2,601)
Net cash used in investing activities	(305,079)	(385,515)

Cash flows from financing activities
Proceeds from capital contributions	-	7
Distributions to non-controlling interest owners	(18,766)	(16,396)
Repayments under term loan	(7,000)	(3,500)
Net transfers (from) to parent	(156,710)	114,057
Net cash (used in) provided by financing activities	(182,476)	94,168

Net increase in cash	571	1,691
Cash, cash equivalents, and restricted cash at beginning of period	4,685	2,994
Cash, cash equivalents, and restricted cash at ending of period	$5,256	$4,685

Supplemental disclosures of cash flow information:
Cash paid for interest	$793	$929
Supplemental disclosures of noncash investing activities:
Accrued property additions	$22,314	$(19,760)

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

1.	Organization and Basis of Presentation

Organization

On June 20, 2023, Civitas Resources, Inc. (“Civitas”) entered into a Membership Interest Purchase Agreement (“MIPA”) with Tap Rock AcquisitionCo, LLC (“the Company”). The MIPA closed on August 2, 2023, with an effective date of July 1, 2023. Tap Rock Resources, LLC created the Company for purposes of the sale. The purpose of the creation of the Company was to carve-out the oil and gas properties and related net assets being purchased by Civitas into the Company. Civitas agreed to purchase the Company for a cash consideration of $753.1 million and 6,796,866 shares of common equity, before purchase price adjustments. Civitas also agreed to purchase Tap Rock NM10 Legacy Holdings, LLC for $88.8 million in cash consideration and 801,256 shares of common equity, before purchase price adjustments.

Tap Rock Resources, LLC (“Tap Rock Resources” or “Parent”) and its wholly owned subsidiaries, Tap Rock Holdings, LLC, Tap Rock Operating, LLC, Tap Rock Midstream, LLC, and Tap Rock Minerals, LP are Delaware Limited Liability Companies and a Delaware Limited Partnership, respectively. In addition, the Company has a consolidated subsidiary, Tap Rock NM10 Minerals, LLC (“NM10”), which is a Delaware Limited Liability Company. Tap Rock Resources was founded in September of 2016 with an equity contribution from Natural Gas Partners XI, L.P and is engaged in the acquisition, exploration, development, and production of crude oil and natural gas in Eddy and Lea counties in New Mexico and Pecos and Reeves Counties in Texas.

The accompanying consolidated financial statements (“the financial statements”) were prepared for the purpose of reflecting historical net assets along with operations that were transferred into the Company that Civitas is purchasing through the MIPA. The Company consolidates NM10 due to its status as a variable interest entity. See Note 12 – Variable Interest Entities for more information. The assets, liabilities, revenues and expenses, and cash flows of the sold assets as of December 31, 2022 and 2021 and for the years then ended are representative of the Company.

Basis of Presentation

The Company’s net assets have historically operated as part of Tap Rock Resources and not as a standalone entity. The accompanying financial statements represent the historical operations of certain acquired oil and gas properties and related net assets of Tap Rock Resources and have been derived from Tap Rock Resource’s historical accounting records. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements.

The financial statements have been prepared in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 1-B. These rules require allocation of certain general costs for salaries and benefits, depletion, depreciation, and amortization (“DD&A”), rent, accounting, legal services, and other expenses.

The Company has allocated certain of Tap Rock Resources’ general and administrative and depletion expenses within the financial statements as they are a function of overall operations. These expenses have been allocated using a ratio of oil and gas volumes produced by the Company to the total oil and gas volumes produced by all properties owned by Tap Rock Resources for the years ended December 31, 2022 and 2021.

In March 2022, incentive units previously granted to Tap Rock Resources employees were modified to allow employees to retain incentive units upon voluntary resignation under a 10-year, quarterly vesting period. This modification, in accordance with authoritative accounting guidance, caused Tap Rock to begin recognizing stock-based compensation expense based on the fair value of the awards determined at the time of modification quarterly, ratably over the 10-year vesting period. As the services rendered by employees, for which the units were granted, relate to both assets carved-out to the Company and retained by Tap Rock Resources, noncash stock compensation expense has been allocated using a ratio of oil and gas volumes produced by the Company to the total oil and gas volumes produced by all properties owned by Tap Rock Resources for the year ended December 31, 2022.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

Tap Rock Resources uses over-the-counter swaps and collar agreements to manage the commodity price risk associated with forecasted sale of its crude, natural gas, and NGL production, including production on the properties within the Company. Because the operations and properties of the Company benefited from the hedging protection provided by these derivatives, Management determined that both unrealized and realized gains and losses should be allocated to the Company by utilizing production volumes for each respective commodity (i.e., oil, gas, NGLs) in the Company to the total production volumes for each commodity of all properties owned by Tap Rock Resources.

Tap Rock Resources is the legal obligor of a Credit Facility and Bonds Payable that are used to help finance capital spend and acquisitions, including for properties within the Company. Due to the Company benefitting from the financing that these debt instruments provided for capital additions and acquisitions, and because borrowings and/or repayments from debt are primarily driven by capital spend rather than production, interest expense and loan cost amortization related to these debt instruments have been allocated to the Company using a ratio of capital additions and acquisitions of the Company to the total capital additions and acquisitions of all properties owned by Tap Rock Resources.

The Parent’s net investment in the consolidated balance sheets represents Tap Rock Resources’ historical net investment in the Company resulting from various transactions with and allocations from the Parent. Balances due to and due from the Parent and accumulated earnings attributable to the Company’s operations have been presented as components of Parent investment. Tap Rock Resources uses a centralized approach to cash management and financing of its operations. Financial transactions related to the Company are accounted for through the parent investment account. Accordingly, cash, cash equivalents and debt at Tap Rock Resources have not been included within these financial statements. The cash generated by the Company’s operations and expenses paid by the Parent on its behalf are reflected as a net change in Parent investment in the consolidated statement of cash flows.

Management believes the allocation methodologies used are reasonable and result in an allocation of the cost of doing business borne by Tap Rock Resources on behalf of the Company. However, amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company operated independently of Tap Rock Resources. These allocations may not be indicative of the cost of future operations or the amount of future allocations.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP” or “GAAP”) and include the assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Company, its wholly owned subsidiaries and variable interest entities (VIE) for which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the accompanying financial statements and disclosures. Items subject to such estimates and assumptions include (1) cash flow estimates used in the ceiling test for oil and natural gas properties; (2) volumes of oil, natural gas, and natural gas liquid (NGL) reserves used in calculating DD&A expense; (3) asset retirement obligations; (4) accrued oil, natural gas, and NGL sales and other receivables; and (5) fair values of derivative instruments. Actual results could differ from estimates.

Cash and Cash Equivalents

Cash equivalents consist of cash and highly liquid investments, which are readily convertible into cash and have maturities of three months or less. The cash presented on the consolidated balance sheets is attributable to NM10. Tap Rock Resources uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the business would have financed its operations had it been a standalone entity separate from Tap Rock Resources during the periods presented. Cash pooling, related interest, and intercompany arrangements are excluded from the asset and liability balances in the consolidated balance sheets. These amounts have instead been reported as Net parent investment as a component of Equity.

Accounts Receivable

The Company records estimated oil, natural gas, and NGL revenue receivable from third parties at its net revenue interest. For receivables due from working interest owners, the Company generally has the ability to withhold future revenue disbursements to recover non-payment of working interest billings. Management periodically reviews accounts receivable amounts for collectability. At both December 31, 2022 and December 31, 2021, the Company’s allowance for doubtful accounts related to accounts receivable was $0.1 million. Generally, the Company’s oil, natural gas, and NGL receivables are collected within 30 to 90 days. The Company monitors the credit quality of its counterparties through review of collections, credit ratings, and other analyses. The Company develops its estimated allowance for expected credit losses primarily using an aging method and analyses of historical loss rates as well as consideration of current and future conditions that could impact its counterparties’ credit quality and liquidity. The Company did not record credit losses for the years ended December 31, 2022 and 2021.

Although diversified among many purchasers, collectability is dependent upon the financial wherewithal of each individual company and is influenced by the general economic conditions of the industry. Receivables are not collateralized.

As of December 31, 2022 and December 31, 2021, the accounts receivable balance includes (in thousands):

	As of December 31,
	2022	2021
Trade Accounts Receivable
Oil, natural gas, and NGL revenues	$83,658	$114,419
Amounts due from working interest owners	32,462	14,707
Trade Accounts Receivable, net	$116,120	$129,126

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

Accounts receivable, affiliate, relates to reimbursements from Tap Rock Resources II, LLC, an affiliate of the Company. The reimbursements relate primarily to billable costs paid by the Company on behalf of Tap Rock Resources II.

Proved Oil and Natural Gas Properties, including Ceiling Test

The Company’s oil and natural gas exploration and production activities are accounted for using the full cost method of accounting for exploration and development activities as defined by the SEC Release No. 33-8995, Modernization of Oil and Gas Reporting Requirements and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 932, Extractive Activities – Oil and Gas. Under this method, all property acquisition, direct geophysical and geological costs, and costs of drilling exploratory and development wells are capitalized when incurred as oil and natural gas properties.

The carrying amount of oil and natural gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil, natural gas, and NGLs attributable to a country.

Producing properties, including associated infrastructure and capitalized asset retirement costs for Tap Rock Resources, are depleted on a country basis using the units-of-production method based on estimated total proved reserves. Depletion was allocated to the Company using a ratio of oil and gas volumes produced by the Company to the total oil and gas volumes produced by all properties owned by Tap Rock Resources.

The Company reviews its oil and natural gas properties for impairment via a ceiling test annually. Impairment is deemed to have occurred when the carrying value of the properties exceeds the full cost ceiling, which is estimated at the present value of future cash flows from proved reserves, discounted at 10 percent, using a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month, adjusted for realized hedge proceeds plus costs excluded from amortization. In such circumstances the cost of the property (full cost pool) is written down to the ceiling.

During the years ended December 31, 2022 and December 31, 2021, the Company recognized no write-down of oil and natural gas properties as a result of the full cost ceiling test.

Unevaluated Properties

The costs of unevaluated properties are withheld from the depletion base until such time as the properties are either developed or impaired. Unevaluated properties are carried at cost and are reviewed for impairment whenever events or circumstances indicate a likely loss of the right of use of those assets or at least annually. In determining whether a significant unevaluated property is impaired, the Company considers numerous factors including, but not limited to, current exploration plans, favorable or unfavorable exploration activity on adjacent leaseholds, in-house geologists’ evaluations of the lease, and the remaining lease term. If an unevaluated property is impaired, the Company will add the costs to the asset pool and depletion will begin. Capitalized costs of unevaluated properties are reclassified as developed properties when the associated acreage is developed through the drilling and completion of wells or added to the full cost pool when impaired. During the year ended December 31, 2022, the Company impaired, and therefore added to the depletable base, $0.6 million related to the expirations of leases. There were no impairments for the year ended December 31, 2021.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

Other Property

Other property consists of land and surface rights and yard inventory. The Company evaluates its other property for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. Useful lives are determined based on the shorter of the life of the asset or the reserves serviced by the equipment.

Deferred Debt Issuance Costs

Debt issuance costs include origination, legal, engineering, and other fees incurred to issue the debt in connection with NM10’s term loan. Debt issuance costs are amortized to interest expense using the straight-line method, which approximates the effective interest method over the term of the debt. See Note 9 – Long-Term Debt for information regarding the term loan. Loan cost amortization related to Tap Rock Resources’ credit facility and bonds payable are allocated to the Company using a ratio of capital additions and acquisitions of the Company to the total capital additions and acquisitions of all properties owned by Tap Rock Resources.

Acquisitions of Proved and Unevaluated Properties

Assets acquired and liabilities assumed under transactions that do not meet the criteria of a business combination are accounted for as an asset acquisition and are recorded based on the fair value of the total consideration transferred on the acquisition date using the lowest observable inputs available. Acquisitions that qualify as business combinations are recorded based on the fair value of the assets acquired and liabilities assumed at the acquisition date, which is considered the date on which the Company obtains control of the properties. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements utilize assumptions of market participants and the Company’s valuations are made using a discounted cash flow model based on an income approach and market assumptions such as: (1) future commodity prices, (2) projections of estimated quantities of oil, natural gas, and NGL reserves, (3) expectations for timing and amount of future development and operating costs, (4) projections of future rates of production, (5) expected recovery rates, (6) estimated costs for undeveloped acreage and (7) market participant discount rates.

Asset Retirement Obligation

The Company’s asset retirement obligations (“ARO”) relate to future costs associated with plugging and abandoning oil and natural gas wells, removal of equipment and facilities from leased acreage, and returning such land to its original condition. The initial estimated retirement obligation of properties is recognized as a liability with an associated increase in oil and natural gas properties for the asset retirement cost. Accretion expense is recognized over the estimated productive life of the related assets. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the asset retirement cost. Revisions in estimated liabilities can result from changes of estimated inflation rates, changes in service and equipment costs, and changes in the estimated timing of settling asset retirement obligations. As a full cost company, settlements for asset retirement obligations for abandonment are adjusted to the full cost pool. See Note 6 – Asset Retirement Obligations for a summary of the Company’s ARO balance.

Commodity Derivative Instruments

NM10 uses commodity derivative instruments to reduce the effect of price changes on a portion of NM10’s future oil and natural gas sales. The derivative instruments include commodity price swaps and basis differential swaps. NM10’s commodity derivative instruments are measured at fair value and are included in the accompanying consolidated balance sheets as commodity derivative assets and commodity derivative liabilities and are classified as current or noncurrent based on the timing of expected future cash flows of settlement of individual trades. NM10 has not designated any of the derivative contracts as fair value or cash flow hedges. Net gains and losses on commodity derivative instruments are recorded based on the changes in the fair values of the derivative instruments. NM10’s net gains and losses on commodity derivative instruments are recorded in the commodity derivative loss, net line on the consolidated statements of operations and included in cash flows from operating activities. Both unrealized and realized gains and losses related to derivative instruments owned by Tap Rock Resources are allocated by utilizing production volumes for each respective commodity (i.e., oil, gas, NGLs) of the Company to the total production volumes for each commodity of all properties owned by Tap Rock Resources.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

Non-controlling Interests

Non-controlling interests in the accompanying financial statements represent minority interest ownership in NM10 and are presented as a component of equity. NM10 was created by NGP to acquire mineral interests. The Company identified NM10 as a Variable Interest Entity, with the Company as the primary beneficiary. As of December 31, 2022 and 2021, Tap Rock Resources held a 60% interest in NM10. The Company, post divisive merger, acts as the manager of NM10 and is responsible for managing, directing, and controlling the overall operations.

Oil, Natural Gas, and NGL Revenue Recognition

The Company derives revenue primarily from the sale of produced oil, natural gas, and NGLs. Revenue is recognized when the Company’s performance obligations under the sales contracts are satisfied, which generally occurs at the point in time at which control of the oil, natural gas, or NGLs transfers to the customer, which differs depending on the contractual terms of each of the Company’s arrangements. Revenue is recorded in the month when contractual performance obligations are satisfied. Revenue accruals are recorded monthly and are based on estimated production delivered to a purchaser and the expected price to be received. Variances between estimates and the actual amounts received are recorded in the month payment is received.

Deferred Revenue

Tap Rock Resources received a one-time payment of $60 million and a subsequent payment of $3.1 million in cash from Salt Creek Midstream (“SCM”) in September of 2018 and November of 2018 respectively. The cash was related to the dedication of acreage to SCM’s gas gathering system. The acreage dedicated to SCM, and assets associated with the acreage, are a part of the Company and therefore are included in the accompanying financial statements. Additionally, in 2020 and 2019, respectively, the Company received $1.0 million and $2.5 million in cash for completing wells under the agreement with SCM that were ready to be connected to SCM’s pipeline. The Company is recognizing the revenue ratably over the 15-year contract.

Income Taxes

The Company is a single member limited liability company that is treated as a partnership for federal and state income tax purposes by the Internal Revenue Service. A partnership is not a tax-paying entity for federal and state income tax purposes. Income, losses, deductions and credits pass through proportionately to the Company’s members and are taxed at each members’ income tax rate. Accordingly, no provision for income taxes is provided in the Company’s financial statements.

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases” (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASU 2016-02”). The Company adopted ASU 2016-02 on January 1, 2022, using the modified retrospective method. The Company elected as part of its adoption to also use the optional transition methodology whereby lease accounting for previously reported periods continues to be reported in accordance with historical accounting guidance for leases in effect for those prior periods. Policy elections and practical expedients the Company implemented in connection with the adoption of ASU 2016-02 include (a) excluding from the balance sheet leases with terms that are less than one year, (b) the package of practical expedients, which among other requirements, allows the Company to avoid reassessing contracts that commenced prior to adoption that were properly evaluated under legacy GAAP, and (c) excluding land easements that existed or expired before adoption of ASU 2016-02. The scope of ASU 2016-02 does not apply to leases used in the exploration or use of minerals, oil, natural gas, or other similar non-regenerative resources.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

Upon adoption on January 1, 2022, the Company recognized approximately $2.1 million in right-of-use (“ROU”) assets and related lease liabilities for its operating leases with terms greater than 12 months. As of December 31, 2022, the Company did not have any agreements in place that were classified as finance leases. Arrangements classified as operating leases are included on the accompanying consolidated balance sheets within the other long-term assets, other current liabilities, and other long-term liabilities line items. Aside from the recognition of ROU assets and corresponding lease liabilities on the accompanying balance sheets, the adoption of ASC 842 does not have a material impact on the timing or classification of costs incurred for those agreements considered to be leases in comparison to guidance under previous ASC 840.

As outlined in ASC 842, a ROU asset represents a lessee’s right to use an underlying asset for the lease term, while the associated lease liability represents the lessee’s obligations to make lease payments. At the commencement date, which is the date on which a lessor makes an underlying asset available for use by a lessee, a lease ROU asset and corresponding lease liability is recognized based on the present value of the future lease payments.

The Company evaluates a contractual arrangement at its inception to determine if it is a lease or contains an identifiable lease component. When evaluating a contract to determine appropriate classification and recognition, significant judgment may be necessary to determine, among other criteria, if an embedded leasing arrangement exists, the length of the term, classification as either an operating or financing lease, which options are reasonably likely to be exercised, fair value of the underlying ROU asset or assets, upfront costs, and future lease payments that are included or excluded in the initial measurement of the ROU asset. Certain assumptions and judgments made by the Company when evaluating a contract that meets the definition of a lease include:

•	Discount Rate - Unless implicitly defined, the Company determines the present value of future lease payments using an estimated incremental borrowing rate based on average borrowing rates of the Company.

•	Lease Term - The Company evaluates each contract containing a lease arrangement at inception to determine the length of the lease term when recognizing a ROU asset and corresponding lease liability. When determining the lease term, options available to extend or early terminate the arrangement are evaluated and included when it is reasonably certain an option will be exercised. Because of the Company’s intent to maintain financial and operational flexibility, there are no available options to extend that the Company is reasonably certain it will exercise. Additionally, based on expectations for those agreements with early termination options, there are no leases in which early termination options are reasonably certain to be exercised.

Subsequent to initial measurement, costs associated with the Company’s operating leases are either expensed or capitalized depending on how the underlying ROU asset is utilized and in accordance with GAAP requirements. When calculating the Company’s ROU asset and liability for a contractual arrangement that qualifies as an operating lease, the Company considers all of the necessary payments made or that are expected to be made upon commencement of the lease. Excluded from the initial measurement are certain variable lease payments, which for the Company’s drilling rigs and equipment rental agreements, may be a significant component of the total lease costs.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022, the Company had operating leases for drilling rigs and equipment rentals used in field operations. For those operating leases included on the accompanying consolidated balance sheets, which only includes leases with terms greater than 12 months at commencement, remaining lease terms range from less than two years to less than three years. The weighted-average lease term remaining for these leases is 2.1 years. An early termination option also exists for certain leases, some of which allow for the Company to terminate a lease within one year. Exercising an early termination option may also result in an early termination penalty depending on the terms of the underlying agreement.

For the year ended December 31, 2022, payments made for leases with initial lease terms greater than 12 months and short-term leases, were $19.5 million. This total does not reflect amounts that may be reimbursed by other third-parties in the normal course of business, such as non-operating working interest owners. Operating lease costs were $0.9 million and short-term lease costs were $18.6 million. Operating cash flows from operating leases included in the measurement of lease liabilities were $0.7 million.

Future minimum lease payments as of December 31, 2022, were as follows (in thousands):

As of December 31, 2022
2023	1,185
2024	816
2025	250
Total lease payments	$2,251
Less: Imputed Interest (1)	(115)
Total	$2,136

(1)	The weighted-average discount rate used to determine the operating lease liability as of December 31, 2022 was 5 percent.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

3.	Contracts with Customers

Oil, natural gas, and NGL revenues

The Company recognizes its share of revenue from the sale of produced oil, natural gas, and NGLs from its assets in Eddy and Lea Counties in New Mexico and Pecos and Reeves Counties in Texas. Oil, natural gas, and NGL production revenue presented within the accompanying consolidated statements of operations is reflective of the revenue generated from contracts with customers. The table below presents the oil, natural gas, and NGL production revenue by product type for the years ended December 31, 2022 and December 31, 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Oil Production Revenue	$851,929	$599,935
Gas Production Revenue	100,251	34,078
NGL Production Revenue	112,627	66,264
Deferred Revenue Recognition (SCM)	4,501	4,501
Total	$1,069,308	$704,778

Revenue is recognized when the Company’s performance obligations under the sales contracts are satisfied, which generally occurs at the point in time at which control of the oil, natural gas, or NGLs transfers to the customer, which differs depending on the contractual terms of each of the Company’s arrangements. Transfer of control drives the presentation of transportation, processing, and gathering expenses (“fees and other deductions”) within the accompanying consolidated statements of operations. Fees and other deductions incurred by the Company prior to control transfer are recorded within the transportation, processing, and gathering expenses line item on the accompanying consolidated statements of operations. When control is transferred at or near the wellhead, sales are based on a wellhead market price that is impacted by fees and other deductions incurred by the purchaser subsequent to the transfer of control.

The Company’s performance obligations arise upon the production of hydrocarbons from wells in which the Company has an ownership interest. The performance obligations are considered satisfied upon control transferring to a purchaser at the wellhead or inlet of the midstream processor’s processing facility, or other contractually specified delivery point. The time period between production and satisfaction of performance obligations is generally less than one day; thus, there are no material unsatisfied or partially unsatisfied performance obligations at the end of the reporting period.

Revenue is recorded in the month when contractual performance obligations are satisfied. However, settlement statements from the purchasers of hydrocarbons and the related cash consideration are received 30 to 90 days after production has occurred. As a result, the Company must estimate the amount of production delivered to the customer and the consideration that will ultimately be received for sale of the product. Estimated revenue due to the Company is recorded within the accounts receivable line item on the accompanying consolidated balance sheets until payment is received. The accounts receivable balances from contracts with customers within the accompanying consolidated balance sheets as of December 31, 2022, and December 31, 2021, were $83.7 million and $114.4 million, respectively. To estimate accounts receivable from contracts with customers, the Company uses knowledge of its properties and historical performance factors as the basis for these estimates. Differences between estimates and actual amounts received for product sales are recorded in the month that payment is received from the purchaser.

4.	Concentrations, Risks, and Uncertainties

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable and commodity derivative instruments. For the years ended December 31, 2022 and 2021, the Company had two and three customers, respectively, each exceeding 10% of total oil, natural gas, and NGL sales. The Company does not believe the loss of any single customer would materially impact its operating results because oil, natural gas, and NGLs are fungible products with well-established markets and numerous purchasers. The Company continually monitors the receipt of funds and the general business activities of current customers and other purchasers in the areas of its operations.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

As of December 31, 2022, NM10 had commodity derivative contracts with one counterparty. By using derivative instruments that are not traded on an exchange, NM10 is exposed to the credit risk from counterparties. Credit risk is the risk of loss from counterparties not performing under the terms of the derivative instrument. NM10 does not require collateral or other security from counterparties to support derivative instruments; however it is NM10’s policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent. NM10’s counterparties all have investment grade senior unsecured debt ratings. Additionally, NM10 uses master netting agreements to minimize credit risk exposure. For the years ended December 31, 2022 and December 31, 2021, NM10 did not incur any credit losses.

5.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then ranks the estimated values based on the reliability of the inputs used following the fair value hierarchy.

The three input levels in the hierarchy of fair value measurements are as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.

Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3	Unobservable inputs in which little or no market data exists.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Unobservable inputs reflect the assumptions of the Company with regard to what assumptions a market participant would use to price an asset or liability based on the best information available under the circumstances. The guidance requires the evaluator to maximize the use of observable inputs.

Recurring Fair Value Measurements

The Company’s recurring fair value instruments consist of cash and cash equivalents, accrued oil, natural gas, and NGL receivables and other receivables, accounts payable, debt, and commodity derivative instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these instruments. The Company’s carrying value of the term loan balance approximates fair value (Level 2 measurement).

Commodity derivative contracts are marked-to-market each quarter and are thus stated at fair value in the consolidated balance sheets and in Note 8 – Commodity Derivative Instruments. The fair values of NM10’s commodity derivative instruments are classified as Level 2 measurements as they are calculated using industry standard models using assumptions and inputs which are substantially observable in active markets throughout the full term of the instruments. These include market price curves, quoted market prices in active markets, credit risk adjustments, implied market volatility, and discount factors.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

The following table presents NM10’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2022 by level within the fair value hierarchy (in thousands):

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative assets	$-	$551	$-	$551
Financial liabilities:
Commodity derivative liabilities	$-	$10,796	$-	$10,796

The following table presents NM10’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy (in thousands):

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative assets	$-	$156	$-	$156
Financial liabilities:
Commodity derivative liabilities	$-	$22,188	$-	$22,188

Nonrecurring Fair Value Measurements

The Company applies fair value to its nonrecurring, nonfinancial measurements including business combinations and asset retirement obligations. These assets and liabilities are subject to fair value only in certain circumstances and are not subject to recurring valuations. Given the unobservable nature of these inputs, they are deemed to be Level 3. Refer to the fair value measurements for asset retirement obligations in Note 6 – Asset Retirement Obligations. Assets acquired and liabilities assumed under transactions that do not meet the criteria of a business combination are accounted for as an asset acquisition and are recorded based on the fair value of the total consideration transferred on the acquisition date using the lowest observable inputs available.

6.	Asset Retirement Obligations

The Company estimates the fair value of asset retirement obligations at the point they are incurred by calculating the present value of estimated future plugging and abandonment costs. Such present value calculations use cash flow models and include various assumptions (Level 3 inputs) such as estimated amounts and timing of abandonment cash flows, the credit-adjusted risk-free rates and future inflation rates. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if regulators enact new requirements regarding the abandonment of wells.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

The following table summarizes the activities of the Company’s asset retirement obligations for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Beginning asset retirement obligation	$3,161	$1,670
Obligations incurred or acquired	536	1,350
Accretion expense	246	141
Ending asset retirement obligation	3,943	3,161

7.	Acquisitions

November 2022 Delaware Barley, LLC Acquisition

In November 2022, Tap Rock Resources entered into an agreement with Delaware Barley, LLC for certain working interests in producing properties in Eddy and Lea County, New Mexico (the “Delaware Barley Properties,” and the acquisition thereof, the “Delaware Barley Acquisition”), which included assets that were transferred and were allocated a purchase price of $16.9 million. The sale closed on November 23, 2022, with an effective date of October 1, 2022. The acquisition was accounted for as an asset acquisition under ASC 805, Business Combinations, which required the acquired assets to be allocated on a relative fair value basis to proved oil, natural gas, and NGL working interests as of the date of acquisition.

November 2022 Delaware Hops, LLC Acquisition

In November 2022, Tap Rock Resources entered into an agreement with Delaware Hops, LLC for certain working interests in producing properties in Eddy and Lea County, New Mexico (the “Delaware Hops Properties,” and the acquisition thereof, the “Delaware Hops Acquisition”) which included assets that were transferred and were allocated a purchase price of $30.5 million. The sale closed on November 23, 2022, with an effective date of October 1, 2022. The acquisition was accounted for as an asset acquisition under ASC 805.

There were no individually material acquisitions or divestitures during the year ended December 31, 2021.

8.	Commodity Derivatives Instruments

NM10 uses over-the-counter swaps to manage the commodity price risk associated with forecasted sale of its crude and natural gas production.

Fixed swaps are settled monthly based on differences between the fixed price specified in the contract and the referenced settlement price. When the referenced settlement price is less than the price specified in the contract, NM10 receives an amount from the counterparty based on the price difference multiplied by the volume. Similarly, when the referenced settlement price exceeds the price specified in the contract, NM10 pays the counterparty an amount based on the price difference multiplied by the volume.

Fixed price oil basis swaps are entered into in order to mitigate exposure to adverse pricing differentials between certain industry benchmark prices and the actual physical pricing points where NM10’s production volumes are sold. The weighted-average fixed price differential represents the amount of net addition (reduction) to delivery month prices for the notional volumes covered by the swap contracts.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

Below is a summary of NM10’s open fixed swap positions as of December 31, 2022:

2023
NYMEX WTI Crude Oil Swaps:
Notional volume (MBbl)	286
Weighted average fixed price ($/Bbl)	$43.44

NYMEX Henry Hub Natural Gas Swaps:
Notional volume (MMBtu)	263
Weighted average fixed price ($/MBtu)	$2.49

Below is a summary of NM10’s open basis swap positions as of December 31, 2022:

2023
WTI Midland-Cushing Crude Oil Basis Swaps (1):
Notional volume (MBbl)	257
Weighted average contract price ($/Bbl) (2)	$0.36

Waha Natural Gas Basis Swaps (3):
Notional volume (MMBtu)	292
Weighted average contract price ($/MBtu) (4)	$(0.40)

(1)	Represents the swaps that fix the basis differentials between the index prices at Midland WTI price (the price at which NM10 oil is sold) and the Cushing WTI price.

(2)	Represents the weighted average fixed price among basis swap contracts for NM10 based on bbls per contract.

(3)	Represents swap contracts that fix the basis differential between Natural Gas prices at the Waha Hub (in West Texas – the price at which NM10 natural gas is sold) and the Henry Hub (in Louisiana).

(4)	Represents the weighted average fixed price among basis swap contracts for NM10 based on mbtu per contract.

The following table presents the fair value of NM10’s derivative instruments on a gross and net basis as of December 31, 2022 and 2021 (in thousands):

	Gross Amounts of Recognized Assets and Liabilities		Net Amounts of Assets and Liabilities Presented in the Balance Sheet (1)
	As of December 31,		As of December 31,
Location on Balance Sheet	2022	2021	2022	2021
Current assets	$551	$73	$-	$-
Long-term assets	-	83	-	-
Current liabilities	(10,796)	(15,653)	(10,245)	(15,580)
Long-term liabilities	-	(6,535)	-	(6,452)

(1)	All amounts subject to an enforceable master netting arrangement which are netted in these amounts. There are no amounts of related financial collateral received or pledged.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

The following table summarizes the Company’s net loss on commodity derivative instruments for the years ended December 31, 2022 and 2021 (in thousands), which was allocated unrealized and realized gains (losses) by utilizing production volumes for each respective commodity (i.e., oil, gas, NGLs) in the Company to the total production volumes for each commodity of all properties owned by Tap Rock Resources. NM10’s unrealized and realized gains and (losses) are also included below:

	Year Ended December 31,
	2022	2021
Unrealized derivative gain (loss)	$142,449	$(206,559)
Realized derivative loss	(268,029)	(226,022)
Commodity derivative loss, net	$(125,580)	$(432,581)

9.	Long-Term Debt

Term Loan

In January 2020, NM10 entered into a loan agreement for a 5-year, $35 million term loan (“Term Loan”). The loan agreement was subsequently amended most recently on April 30, 2021 and is referred to as the Amended Agreement.

The Term Loan amortizes in an amount equal to $1.75 million per quarter for the fiscal quarters ending September 30, 2021 through January 27, 2025. Any unpaid amounts must be repaid by the maturity dates. As of December 31, 2022 and 2021, the total balance outstanding under the Term Loan was $15.8 million and $22.8 million, respectively. As of December 31, 2022 and 2021, $7.0 million and $7.0 million, respectively, of the Term Loan was classified as a current liability, as these amounts were due within one year from the respective balance sheet dates.

NM10's aggregate scheduled maturities of the Term Loan as of December 31, 2022, are as follows (in thousands):

Payments Due
2023	7,000
2024	7,000
2025	1,750
Total	$15,750

Guarantees and Collateral. The indebtedness and other obligations under the Amended Agreement are unconditionally guaranteed by NM10 and are secured by a first-priority lien on substantially all of NM10’s tangible and intangible assets. The creditors have no recourse to the Company’s general credit and the Company does not guarantee NM10’s term loan.

Voluntary Prepayments. NM10 may voluntarily prepay the Term Loan in whole or in part at any time without premium or penalty, subject to the payment of customary breakage costs under certain conditions. Voluntary prepayments of the Term Loan will be applied to the remaining installments thereof as directed by NM10.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

Covenants. The Amended Agreement contains customary covenants, including covenants that, under certain circumstances and subject to certain qualifications and exceptions: limit or restrict NM10’s ability to incur additional indebtedness; merge, dissolve, liquidate, or consolidate; make acquisitions, investments, advances or loans; dispose of or transfer assets; pay dividends; redeem or repurchase certain debt; and enter into certain restrictive agreements.

In addition, NM10 is required to maintain (a) a Current Ratio greater than or equal to 1.0 to 1.0. “Current Ratio” is defined as the ratio of Borrower’s (i) current assets, divided by (ii) current liabilities (excluding current maturities of long-term debt); provided, however, that the mark-to-market values for hedging positions shall be excluded from this calculation until such time as the gains or losses from the hedge transactions are actually realized or the hedge transactions expire, and (b) a Leverage Ratio, wherein the total principal amount outstanding divided by EBITAX of less than or equal to 3.5 to 1.0. NM10 was in compliance with all covenants related to the Amended Agreement as of December 31, 2022.

Interest Rates and Fees. Outstanding borrowings under the Amended Agreement accrue interest, at NM10’s option, at a per annum rate of (i) LIBOR plus the LIBOR spread, which ranges from 2.75% to 3.5% depending on the leverage ratio, or (ii) a prime rate plus the applicable margin, which ranges from 0% to 0.75% depending on the leverage ratio. The interest rate floor under the Amended Agreement at December 31, 2022 was 4.25%. For the years ended December 31, 2022 and 2021, respectively, NM10 incurred $1.0 million and $0.9 million, respectively, in interest expense.

Carrying Value and Fair Value. The fair value of the Term Loan approximates the carrying value as of December 31, 2022 and 2021 because the debt bears interest at a floating rate of interest, based on prevailing market rates (Level 2 measurement). The fair value is based on observable inputs of interest rates that are currently available to NM10 for debt with similar terms and maturities for non-public debt.

10.	Equity

During the years ended December 31, 2022 and 2021, the Company distributed $18.8 million and $16.4 million, respectively, back to non-controlling interests. Additionally, there were no contributions received from non-controlling interests during the year ended December 31, 2022. During the year ended December 31, 2021, the Company received less than $0.1 million in contributions from non-controlling interests.

Net Parent Investment

All significant intercompany transactions between the Company and Tap Rock Resources have been included in the financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statements of cash flows as a financing activity and in the consolidated balance sheets as component of Net parent investment.

11.	Commitments and Contingencies

In the ordinary course of business, the Company may at times be subject to possible loss contingencies arising from federal, state, and local environmental, health, and safety laws and regulations and third-party litigation. There are no matters pending that in the opinion of the Company will have a material adverse effect on the financial position, results of operations, or cash flows of the Company as of December 31, 2022.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

12.	Variable Interest Entities

In January 2020, Tap Rock Resources obtained a 60% membership interest in NM10 in order for NM10 to purchase certain mineral interests and surface acreage in Lea County, New Mexico. The remaining 40% of NM10 is owned by Tap Rock NM10 Holdings, LLC (“NM10 Holdings”), which is owned 97% by NGP XI Minerals Holdings, LLC and 3% by Tap Rock Resources management and other investors. In the LLC agreement for NM10, Tap Rock Resources was appointed as Managing Member. As Managing Member, Tap Rock Resources has full and complete authority, power, and discretion to manage and control the business, affairs, and properties of NM10, to make all determinations regarding those matters, and to perform any and all other acts or activities customary or incident to the management of NM10’s business. NM10’s creditors have no recourse to Tap Rock Resources’ general credit and Tap Rock Resources does not guarantee NM10’s term loan. Through the divisive merger, the 60% membership interest in NM10 transferred to the Company.

The Company has determined that NM10 is a VIE as they are the primary beneficiary. The Company retains 100% of the voting rights given its Managing Member status, which causes a disproportion between voting rights and economics in NM10. Further, all investors involved (the Company and NM10 Holdings) are related parties. As such, substantially all of NM10’s activities are conducted on behalf of the Company and its related party NM10 Holdings. Due to this, NM10 is structured with non-substantive voting rights, one of the criteria that, if met, indicates that an entity is a VIE. As the Company has both the power and the benefits, it is the primary beneficiary of the VIE. As the Company is the primary beneficiary, NM10 is consolidated in the financial statements presented herein. All intercompany balances and transactions between the Company and NM10 are eliminated in the consolidated financial statements.

13.	Subsequent Events

In February and March 2023, the Company distributed a total of $3.1 million back to non-controlling interests.

On June 20, 2023, Civitas entered into a purchase agreement to purchase the Company and all of their interests in certain oil and gas properties and related net assets for cash consideration of $841.8 million and 7,598,122 shares of common equity, before purchase price adjustments. The closing with the Company occurred on August 2, 2023 with the effective date of July 1, 2023 and included $57.8 million in upward purchase price adjustments. Final post-close adjustments will be settled in December 2023.

Cash from the closing on August 2, 2023, was used to pay off the remainder of NM10’s Term Loan and the outstanding interest in the amount of $12.3 million.

NM10 closed out all their open commodity derivatives as of July 31, 2023. The resulting impact was a loss of $3.4 million.

In preparing the accompanying consolidated financial statements of the Company, management has evaluated all subsequent events and transactions for potential recognition or disclosure through August 31, 2023, the date the consolidated financial statements of the Company were available for issuance and concluded there were no other material subsequent events other than as described above.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

14.	Supplemental Oil and Gas Information (Unaudited)

Costs Incurred

Tap Rock AcquisitionCo, LLC (the “Company”) incurred costs in relation to oil and gas property acquisition and development activities as follows:

	For the Years Ended December 31,
	2022	2021

	(in thousands)
Development costs	$224,719	$393,731
Acquisitions of proved properties	48,451	11,251
Total, including asset retirement obligations (1)	$273,170	$404,982

(1) Includes amounts relating to estimated asset retirement obligations of $1.1 million and $0.5 million for the years ended December 31, 2022 and 2021, respectively.

Net Proved Oil, NGL and Natural Gas Reserves

The reserve estimates presented below were made in accordance with GAAP requirements for disclosures about oil and gas producing activities and SEC rules for oil and gas reporting of reserve estimation and disclosure.

Proved reserves are the estimated quantities of oil, gas, and NGLs which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined, and the price to be used is the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. All of the Company’s estimated proved reserves are located in the United States.

The tables below present a summary of changes in the Company’s estimated proved reserves for each of the years ended December 31, 2022 and 2021. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

	For the Year Ended December 31, 2021
	Oil	Gas	NGLs	Total
	(MBbl)	(MMcf)	(MBbl)	(MBOE)
Total proved reserves:
Beginning of year	36,944.7	78,948.5	15,456.5	65,559.2
Revisions of previous estimates	3,099.4	16,207.4	(81.3)	5,719.3
Extensions	15,502.4	44,226.8	6,890.1	29,763.7
Production	(8,174.2)	(17,929.0)	(1,998.2)	(13,160.5)
End of year	47,372.3	121,453.7	20,267.1	87,881.7

Proved developed reserves:
Beginning of year	13,350.9	37,915.9	7,842.3	27,512.5
End of year	36,116.6	76,071.7	13,460.3	62,255.6
Proved undeveloped reserves:
Beginning of year	23,593.8	41,032.7	7,614.1	38,046.6
End of year	11,255.7	45,382.0	6,806.7	25,626.1

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

	For the Year Ended December 31, 2022
	Oil	Gas	NGLs	Total
	(MBbl)	(MMcf)	(MBbl)	(MBOE)
Total proved reserves:
Beginning of year	47,372.4	121,453.6	20,267.1	87,881.6
Revisions of previous estimates	(3,817.5)	4,367.4	(3,814.6)	(6,904.2)
Extensions	9,035.5	33,856.9	5,162.5	19,840.8
Divestitures	(196.8)	(489.3)	(84.5)	(362.9)
Acquisitions	1,407.2	8,395.4	2,434.7	5,241.2
Production	(8,532.1)	(29,926.0)	(2,663.7)	(16,183.4)
End of year	45,268.7	137,658.0	21,301.5	89,513.1

Proved developed reserves:
Beginning of year	36,116.6	76,071.7	13,460.3	62,255.6
End of year	37,900.3	118,804.7	18,727.2	76,428.2
Proved undeveloped reserves:
Beginning of year	11,255.7	45,382.0	6,806.7	25,626.1
End of year	7,368.4	18,853.3	2,574.2	13,084.8

Standardized Measure of Discounted Future Net Cash Flows

The Company computes a standardized measure of discounted future net cash flows and changes therein relating to estimated proved reserves in accordance with authoritative accounting guidance. Future cash inflows and production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated future reserve quantities. Each property the Company operates is also charged with field-level overhead in the estimated reserve calculation. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor.

Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the estimated proved reserves in place at the end of the period using year end costs and assuming continuation of existing economic conditions, plus Company overhead incurred by the central administrative office attributable to operating activities and estimated abandonment costs.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

The assumptions used to compute the standardized measure of discounted future net cash flows are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value amount. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure of discounted future net cash flows computations since these reserve quantity estimates are the basis for the valuation process. The following prices as adjusted for transportation, quality, and basis differentials were used in the calculation of the standardized measure of discounted future net cash flows:

	For the Years Ended December 31,
	2022	2021

Oil (per Bbl)	$94.49	$64.50
Gas (per Mcf)	$4.98	$3.04
NGLs (per Bbl)	$48.67	$24.14

The following summary sets forth the Company’s future net cash flows relating to proved oil, gas, and NGL reserves based on the standardized measure of discounted future net cash flows:

	As of December 31,
	2022	2021

	(in thousands)
Future cash inflows	$5,999,214	$3,912,105
Future production costs	(2,172,611)	(1,227,196)
Future development costs	(205,794)	(143,677)
Future net cash flows	$3,620,809	$2,541,232
10 percent annual discount	(1,448,185)	(1,021,444)
Standardized measure of discounted future net cash flows (1)	$2,172,624	$1,519,788

(1) The Company is treated as a partnership and therefore is not subject to federal income taxes.

Tap Rock AcquisitionCo, LLC

Notes to Consolidated Financial Statements

The principal sources of changes in the standardized measure of discounted future net cash flows were:

	As of December 31,
	2022	2021

	(in thousands)
Standardized measure of discounted future net cash flows, beginning of year	$1,519,788	$482,514
Net changes in prices and production costs	867,396	740,972
Changes in estimated future development costs	3,413	(95,294)
Sales of oil, gas, and NGLs produced, net of production costs	(795,022)	(505,269)
Extensions	410,753	459,424
Purchase of reserves in place	61,519	-
Sales of reserves in place	(3,998)	-
Revisions of previous quantity estimates	(129,056)	109,014
Previously estimated development costs incurred during the period	47,076	286,469
Accretion of discount	151,979	48,251
Changes in timing and other	38,777	(6,293)
Standardized measure of discounted future net cash flows, end of year (1)	$2,172,625	$1,519,788

(1) The Company is treated as a partnership and therefore is not subject to federal income taxes.